UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2005

TANOX, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30231	76-0196733
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

10301 Stella Link, Houston, Texas	77025-5497
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 713-578-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13d-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Based on information received by Tanox, Inc. from Novartis Pharma AG, one of its collaboration partners for Xolair® (omalizumab), Tanox makes the following statements with respect to Xolair:

Novartis has received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP), recommending that the European Commission grant marketing authorization for Xolair for the treatment of severe persistent allergic asthma in adult and adolescent patients (ages 12 and above).

The favorable opinion from the Committee is a key step in the process of achieving formal marketing approval from the European Commission, which could be obtained later this year. If approved by the European Commission, it is anticipated that Xolair will be indicated as an add-on therapy to improve asthma control in adult and adolescent patients with severe persistent allergic asthma, who have the following, despite daily high-dose inhaled corticosteroids plus a long-acting inhaled beta2-agonist:

•	A positive skin test or in vitro reactivity to a perennial aeroallergen

•	Reduced lung function (FEV1 <80%)

•	Frequent daytime symptoms or nighttime awakenings

•	Multiple documented severe asthma exacerbations

A specific date as to when the European Commission will consider the Committee’s recommendation is not known at this time. The file for approval of Xolair was submitted to European health authorities in June 2004.

Some of the information in this Form 8-K contains forward-looking statements. Investors should be aware that actual events could differ materially from those suggested in the forward-looking statements due to a number of factors, including unexpected regulatory actions or delays or government regulation of Xolair. In addition, there can be no assurance that Xolair will be approved for sale in any market, including in Europe.

[1]	Rabe KF, Adachi M, Lai CK, et al. Worldwide severity and control of asthma in children and adults: the global Asthma Insights and Reality surveys. J Allergy Clin Immunol 2004;114:40–47.
[2]	Barnes PJ, Woolcock AJ. Difficult asthma. Eur Respir J. 1998 Nov;12(5):1209-18

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2005	TANOX, INC.

	By	/s/ Greg Guidroz
Greg Guidroz
Vice President of Finance

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